                        FORT WAYNE NATIONAL CORPORATION

                                   EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

The following are wholly owned subsidiaries of the Registrant:


The Auburn State Bank, Auburn, Indiana, chartered by the State of Indiana.

Churubusco State Bank, Churubusco, Indiana, chartered by the State of Indiana.

First National Bank of Huntington, Huntington, Indiana, a national banking association formed under the laws of the United States.

First National Bank of Warsaw, Warsaw, Indiana, a national banking association formed under the laws of the United States.

Fort Wayne Capital Trust I, a statutory business trust created under the laws of the State of Delaware.

Fort Wayne National Bank, Fort Wayne, Indiana, a national banking association formed under the laws of the United State.

Fort Wayne National Life Insurance Company, Phoenix, Arizona, chartered by the
  State of Arizona.

Old-First National Bank in Bluffton, Bluffton, Indiana, a national banking association formed under the laws of the United States.

Valley American Bank and Trust Company, Mishawaka, Indiana, chartered by the
  State of Indiana.


                                     - 71 -